UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

|  PRESS RELEASE  |

FOR IMMEDIATE RELEASE:                     March 20, 2013

STILLWATER ISSUES LETTER AND MAILS DEFINITIVE PROXY MATERIALS

TO SHAREHOLDERS

Details Strong Performance and Positive Fundamentals for Platinum Group Metals

Urges Shareholders Vote FOR its Eight Highly-Qualified Director Nominees

BILLINGS, MONTANA – Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) (“Stillwater” or the “Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with the Company’s 2013 Annual Shareholders Meeting, which will be held on May 2, 2013.

The Board of Directors of Stillwater has also issued a letter to its shareholders urging them to vote for Stillwater’s highly-qualified slate of director nominees who have positioned the Company for meaningful platinum group metals (PGM)-focused growth at a time when PGM market dynamics are increasingly robust.

All shareholders of record as of March 6, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting. Stillwater encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card. For more information about Stillwater’s 2013 Annual Shareholders Meeting, please visit www.supportstillwater.com.

The full text of the letter follows:

March 20, 2013

Dear Fellow Shareholder:

YOUR VOTE IS IMPORTANT –

PLEASE VOTE THE WHITE PROXY CARD TODAY

Under the leadership of our current Board and through the execution of a multi-year plan, Stillwater has positioned itself for meaningful platinum group metals (PGM)-focused growth at a time when PGM market dynamics are increasingly robust. Today, Stillwater is in a position to deliver increased shareholder value as many of our industry peers face significant operational and financial challenges. As such, we are pleased to inform you that the Company has nominated all of Stillwater’s qualified directors for reelection at the annual meeting.

Given the Company’s strong position and positive momentum, it is disappointing that a hedge fund, the Clinton Group, is waging a battle for control of your Company even though it only recently acquired just 1.2% of our outstanding shares and has no relevant experience investing in mining companies. In fact, according to public filings, the Clinton Group has only invested in 18 mining companies, none of them PGM-focused, with an average holding period of only 1.2 quarters, suggesting a significant short-term bias. At Stillwater, the Clinton Group has leveled a number of misguided criticisms and self-serving demands against the Company which either (a) offer no new strategies that the Board is not already pursuing, or (b) are misinformed and/or misdirected and will, in our view, be value-destructive for Stillwater’s shareholders.

Your vote is critical and we need your support at our upcoming Annual Meeting scheduled for May 2, 2013. Do not cede control of your Company to a dissident hedge fund with a misguided, value-destructive agenda. We urge you to vote your WHITE proxy card FOR your Company’s nominees TODAY by telephone, Internet, or by signing, dating, and returning the WHITE proxy card in the postage-paid envelope provided with our recently mailed Annual Meeting materials.

YOUR BOARD HAS POSITIONED STILLWATER TO DELIVER

INCREASED VALUE TO ALL SHAREHOLDERS

Stillwater is the premier North American PGM producer. The Company has taken decisive actions over the past five years to become an industry leading low-cost PGM producer, both in terms of current annual PGM production, as well as PGM-focused growth initiatives going forward. Stillwater is particularly well-positioned to deliver significant value for shareholders in light of structurally embedded global supply constraints and growing worldwide demand for PGMs – especially palladium.

Palladium Market Fundamentals Are Stronger Than Ever

While palladium and platinum prices on average were substantially lower in 2012 than in the prior year, PGM market fundamentals are robust and sit at a positive inflection point, particularly with respect to palladium. Palladium has solidified its position as the PGM-of-choice in the auto market, and worldwide auto production is expected to grow by 25% over the next three years. At the same time, PGM mine supply remains significantly constrained and the once-vast inventory backlog of Russian palladium supply now appears to be depleted. Against this backdrop, we expect PGM prices to increase from their current strong levels, and the palladium price, in particular, to be an outperformer.

2012 Represented Another Strong Operational Year for Stillwater

2012 annual production and cash costs were better than guidance, and our total ore reserves in Montana are at an all-time high. At the same time, 2012 was the Company’s safest year in its history and we maintain excellent relations with our employees, unions and NGOs.

CLINTON GROUP OFFERS NO NEW IDEAS TO CREATE SHAREHOLDER VALUE

The Clinton Group has made several recommendations that ignore the fact that Stillwater has already been pursuing a strategy to extend mine life and enhance PGM production in its North American assets. One could conclude that the fact that Clinton is recommending actions that have already been implemented implies a fundamental lack of understanding of our business. Over the past several years, your Board has undertaken the following actions:

•

We are accelerating our spending and development of our Montana growth projects. In many ways, 2012 was a key inflection point in terms of the comprehensive growth plan and strategy we implemented in 2010 in an effort to identify and pursue high-value PGM growth targets within our J-M Reef ore body in Montana. As a result of that effort begun in 2010, today we are pursuing three separate PGM projects– Graham Creek, Far West and Blitz – that will broaden the reach of our Montana mines and increase our annual production by as much as 20% over the next several years. To that end, 87% of our 2013 capex budget has been allocated to maximizing and increasing our Montana PGM production.

•

We are working hard towards completing a final updated engineering study on Marathon as soon as possible. Our Marathon PGM-copper project in Canada remains the only advanced palladium-focused project of scale in North America. We are working hard towards a final updated engineering study in the third quarter of 2013 and we continue to believe that the project is a highly attractive asset for our overall PGM portfolio. Our enthusiasm for this project is shared by our partner Mitsubishi Corporation, which invested $81 million in Marathon to acquire a 25% stake in March 2012.

Additionally, the Clinton Group has made a number of demands that highlight their lack of experience in mining and, we believe, will be destructive to the value of your investment.

•

Abandoning Altar now would be imprudent and value destructive. Our world-class Altar copper-gold exploration project in Argentina is a natural hedge to any unexpected volatility in PGM pricing, and was acquired to provide important asset-class risk and commodity diversification. Given the ongoing price re-rating of palladium to platinum, coupled with our belief in the sustainability of strong market conditions supporting robust PGM pricing, we intend to emphasize investment in PGMs. Pursuing “forced” monetization alternatives for Altar at this time, particularly given our ability to advance the project on a relatively limited budget to prove out its significant upside, will not serve to maximize shareholder value.

•

Eliminating palladium marketing removes the only industry support for a re-rating against platinum. Every additional ounce of palladium demand we can potentially help facilitate, directly or indirectly, is of critical importance to our operational results. Outsized demand of palladium provides important support for a re-rating vs. platinum and general overall price strength. We have seen this occur over the past two years, where the palladium price has re-rated to 42% of platinum, on average, vs. 26% of platinum, on average, for the eight years prior. The impact of this re-rating is approximately $120 million of annual cash flow. We cannot afford to sit on the sidelines and not exert influence. The fact that we are the only one attempting to promote this re-rating, and its continuation, is simply reflective of the reality that we are the only primary palladium producer of scale in the world. Most of our competitors produce platinum as their primary metal and have no interest in promoting palladium at the expense of their principal product.

•

Drastically reducing SG&A will impede our growth initiatives and thus our ability to create shareholder value. The Clinton Group has no experience managing a declining resource, expansion projects or mining at depth. Stillwater’s potential for value creation is a direct reflection of the way it invests in the business. We have prudently increased SG&A to support a stable and efficient annual PGM production target of 500,000 ounces per year and to put in place the necessary infrastructure to support our PGM growth initiatives. We have invested in growth and still operate at a much lower cost base than virtually all of our PGM peers.

YOUR BOARD HAS EXTENSIVE OPERATIONAL EXPERIENCE IN GLOBAL MINING AND HAS ALREADY REVITALIZED STILLWATER TO BECOME THE LEADING NORTH AMERICAN PGM PRODUCER

We have a skilled Board with significant operational and finance experience in the mining industry and specifically within the countries where we operate. We have also proactively brought fresh voices into our Boardroom, adding two new directors with significant mining industry experience in the last six months. Our management team, led by Frank McAllister, has accomplished a significant turnaround of this business over the past 12 years. Frank has guided a strategy that has brought the Company from the verge of extinction when the palladium price collapsed in 2001-2003 and positioned Stillwater as one of the most successful, lowest-cost PGM producers in the world.

VOTE FOR THE STILLWATER NOMINEES ON THE WHITE PROXY CARD TODAY

Protect the value of your investment. To support your Company’s nominees, who are committed to looking after the best interests of ALL Stillwater shareholders, please use your WHITE proxy card to vote TODAY—by telephone, over the Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. You are urged to discard any green proxy card sent to you by the Clinton Group. Even a vote against the Clinton Group’s nominees on the Clinton Group’s green proxy card will cancel any previous proxy submitted by you in favor of Stillwater. Please vote only the WHITE proxy card.

We appreciate all the positive feedback we have received from our shareholders, and thank you for your support.

Best regards,

/s/

Francis R. McAllister

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you would like to obtain copies of the Company’s proxy materials or have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8906

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green proxy card sent to you by the Clinton Group, as doing so will revoke your vote on the WHITE proxy card.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS:

Mike Beckstead

(406) 373-8971

Or

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

4